EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES RETIREMENT OF ITS CEO, DAVID GANDOSSI,

AND APPOINTMENT OF JUAN CARLOS BUENO AS THE NEW CEO

NEW YORK, NY, March 14, 2022 ‑ Mercer International Inc. ("Mercer" or the "Company") (Nasdaq: MERC) today announced that David Gandossi, who has served as CEO and President since 2015, has announced, as part of turning 65 years old this year, his decision to retire from the Company.

The Board of Directors has appointed Juan Carlos Bueno to succeed Mr. Gandossi as Chief Executive Officer and President effective May 1, 2022. He will also be nominated for election to the Company's Board of Directors at the upcoming 2022 annual general meeting of shareholders.

Mr. Gandossi will step down from his current executive duties after more than seven years as CEO and President concurrently with Mr. Bueno's appointment. He will continue with the Company as an advisor until August 31, 2022 and assist Mr. Bueno and Mercer to facilitate a smooth transition.

Jimmy Lee, Executive Chairman, said, "On behalf of the full Board, I would like to thank David for his many years of tireless service to Mercer both as CEO and previously as CFO. He has been an integral part of Mercer and its growth and success. David has been a leader in establishing our corporate culture or the "Mercer Way" and operating world class bio-manufacturing facilities. His leadership and dedication have well positioned the Company to be successful moving forward. As David approached his normal retirement date, he assisted the Board in conducting a focused and thorough search to find the right successor. We sincerely appreciate David's dedication and his continued support through the transition process and wish him all the best going forward."

Mr. Lee further stated: "The Board of Directors conducted a well-defined global search for a CEO candidate with the expertise and ability to lead Mercer in the future. With his broad commercial, operational and entrepreneurial skills and leadership qualities, Juan Carlos has a proven record of driving strategic growth and operational excellence. Given his many strengths, we believe Juan Carlos is the ideal CEO to lead Mercer into its next chapter of growth and success."

Mr. Gandossi stated, "As a leading global forest products company, Mercer is well-positioned to leverage its world class operations and strategic position to enhance value for all of its stakeholders. I have served over seven years as CEO and over 18 years in total in executive leadership. I feel this is the right time for me to step away and start a new chapter in my life. I have been proud and fortunate to work with an outstanding and dedicated Mercer team. I want to offer them my sincere thanks for their hard work and dedication and will miss them all. I also want to thank our Board of Directors, shareholders, customers and other stakeholders for their on-going support. I'm confident Juan Carlos will be an excellent leader for Mercer. I look forward to working closely with him to ensure a smooth and successful transition."

Mr. Bueno said: "I am honored to join Mercer and look forward to working with its talented employees to continue building value and driving growth for all stakeholders. I believe Mercer is very well positioned with its world class assets, strong product portfolio mix and talented and dedicated team to succeed going forward. I look forward to joining and leading Mercer to a bright future."

Mr. Bueno, 53, has extensive global industrial and product experience and a proven track record of achieving commercial and operational excellence over a 30-year career. He most recently served from 2018 to the present date as the Chairman of the Board and co-founder of Global Energy which produces novel green energy generation devices. Prior to that, from 2011 to 2017, Mr. Bueno was Executive Vice President and Divisional CEO, Biomaterials, for Stora Enso, a manufacturer of pulp, paper and other forest products. At Stora Enso he designed and led their new biomaterials division, growing sales and profitability. The business included six manufacturing sites and a team of approximately 2,000 employees. Mr. Bueno created a vision and strategy to expand into new sectors such as lignin and hemicellulose. He also has broad experience in investor relations, board interaction and other key CEO functions. Prior to that, Mr. Bueno served in executive positions including Vice President, Crop Protection, President Agar Cross, Commercial Manager, Global Financial Analyst and Business Consultant with EI DuPont de Nemours & Company in Brazil, UK, Argentina, Colombia and USA. EI Dupont de Nemours & Company merged with the Dow Chemical Company to create DowDuPont.

Mr. Bueno holds, among other things, a BSc., Industrial Engineering degree and a graduate degree in Negotiation & International Relations.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.3 million tonnes of pulp, 550 million board feet of lumber and 140 thousand cubic meters of cross-laminated timber. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David K. Ure

Chief Financial Officer

(604) 684-1099